Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Exicure, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 9, 2020, on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 842, Leases.

(signed) KPMG LLP

Chicago, Illinois
June 8, 2020